EXHIBIT 11.1

INSIDER TRADING AND BLACKOUT PERIOD POLICY

Effective as of and from March 30, 2023

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FSD PHARMA INC.

INSIDER TRADING AND BLACKOUT PERIOD POLICY

1.0 PURPOSE

FSD Pharma Inc. (the “Company”) believes its employees, officers and directors may consider becoming shareholders of the Company on a long-term investment basis, if such an investment is appropriate for that individual.1 Since Company Personnel (as defined below) may, from time to time, become aware of important corporate developments, significant plans or other material information before such matters are made public, the Company has established this Insider Trading and Blackout Period Policy (the “Policy”) to assist such individuals in complying with applicable securities, criminal and other laws and stock exchange rules, including rules and regulations of the Canadian Securities Exchange (the “CSE”), the Nasdaq Stock Market (the “Nasdaq”) and any other stock exchange upon which the Company’s securities are traded from time to time (together with the CSE and the Nasdaq, the “Exchanges”), related to "insider trading", "tipping" and “recommending” (each as defined below) (collectively, “securities laws”). This Policy is also intended to help the Company’s reporting insiders comply with additional securities law obligations.

In particular, each of the following is against the law, may expose applicable individuals to criminal, quasi-criminal, and regulatory prosecution or civil lawsuits, can harm their reputation, and/or could result in the termination of their employment or appointment with the Company:

(a)	trading securities of the Company while in possession of information (i) that has not been generally disclosed and (ii) the disclosure of which would reasonably be expected to have a significant effect on the market price or value of any of the Company’s securities or that would reasonably be expected to affect the decision of a reasonable investor to buy, sell or hold any of the Company’s securities (known as “insider trading”);

(b)	subject to limited exceptions described in this Policy, disclosing such information to a third party before it has been generally disclosed (known as “tipping”); or

(c)	subject to limited exceptions described in this Policy, recommending or encouraging a third party to purchase or sell the Company’s securities while in possession of such information (known as “recommending”).

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1 The Company strongly encourages each individual contemplating an investment in FSD Pharma Inc. to consult with their own financial and accounting advisors prior to committing to an investment. This is not an offer to sell or a solicitation of an offer to buy any securities of the Company. Before making any investment decision in FSD Pharma Inc., every potential investor is strongly encouraged to review the information disclosed by the Company in its public filings on SEDAR (which can be found here: https://www.sedar.com/FindCompanyDocuments.do) and EDGAR (which can be found here: https://www.sec.gov/edgar/browse/?CIK=1771885&owner=exclude), specifically, the Company’s financial statements and notes thereto and the risk factors that are disclosed as part of the Company’s Annual Report on Form 20-F, which may be updated from time to time. The Company’s publicly disclosed filings can also be found on the Company’s website (https://fsdpharma.com) under the “Investors” tab.

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Anyone violating the securities laws is subject to personal liability and could face criminal and civil penalties, fines, or imprisonment as well as causing significant damage to the Company's reputation. Such actions can also be expected to result in a lack of confidence in the market for the Company’s securities, harming both the Company and its shareholders (for which you could be held accountable).

This Policy is a general framework, designed to assist Company Personnel (as defined below) in understanding and not engaging in insider trading, tipping or recommending, or otherwise being perceived as having violated such prohibitions under applicable securities laws. However, Company Personnel have the ultimate responsibility for complying with applicable securities laws on their own and should obtain additional guidance, including independent legal advice, as may be appropriate for their own circumstances, recognizing that their actions will be viewed after the fact and with the benefit of hindsight.

Trading in securities of the Company, including without limitation the purchase and sale of shares and the exercise of stock options, by Company Personnel, must also avoid the appearance of impropriety, as well as remain in full compliance with securities laws. Accordingly, you must exercise good judgment when engaging in securities transactions and when relaying to others information obtained as a result of your employment with or other relationship to the Company. If you have any doubt whether a particular situation requires refraining from effecting a transaction in the Company's securities or sharing information with others, such doubt should be resolved in a manner that avoids the appearance of impropriety and you are encouraged to contact the Insider Trading Policy Administrator and seek independent legal advice where appropriate.

The Company’s Board of Directors (the “Board”) will designate one or more individuals from time to time as Insider Trading Policy Administrators for the purpose of administering this Policy. At the date hereof, the designated Insider Trading Policy Administrator is the Chief Financial Officer of the Company. This Policy has been reviewed and approved by the Board and will be reviewed periodically by the Company’s Compensation, Nominating and Governance Committee. Any amendments to this Policy will be subject to approval by the Board.

2.0 APPLICATION

The following persons are required to observe and comply with this Policy:

(a)	all directors, officers and employees of the Company or its subsidiaries;

(b)	partnerships, trusts, corporations, limited liability companies, RRSPs and similar entities over which any of the above-mentioned individuals exercise control or direction; and

(c)	any other individual or entity who may have material Inside Information (as defined below) about the Company.

For the purposes of this Policy, the persons listed above are collectively referred to as “Company Personnel”.

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Company Personnel should also be aware that while this Policy only applies to the foregoing persons, the laws underlying the procedures and restrictions set forth in this Policy are also generally applicable to, among others, associates of Company Personnel (such as family members who reside in the same home as any Company Personnel), persons retained by or engaged in business or professional activity with or on behalf of the Company or any of its subsidiaries (such as a consultant, independent contractor or adviser), and further insiders of the Company (such as 10% shareholders and their directors and officers) and, where applicable, Company Personnel may also be held responsible for actions by such persons.

Under this Policy, all references to “trading” in securities of the Company include:

(a)

any sale or purchase of securities of the Company, including any exercise of stock options granted by the Company and, for greater certainty, any associated sale of securities to fund tax obligations or payment of any exercise price;

(b)	any settlement of share units granted pursuant to any securities-based compensation arrangement of the Company; and

(c)

any other derivatives-based or other transaction, agreement, arrangement or understanding, or material amendment or termination thereof, that has the effect of altering Company Personnel’s economic exposure to the Company or that would be required to be reported in accordance with applicable laws or regulations (including National Instrument 55-104 – Insider Reporting Requirements and Exemptions, Part XXI of the Securities Act (Ontario) and the guidance in Staff Notice 55-312 – Insider Reporting Guidelines for Certain Derivative Transactions (Equity Monetization)); provided that, solely for such purposes, all Company Personnel shall be deemed to be reporting insiders.

3.0 INSIDE INFORMATION

“Inside Information” (also commonly referred to as material non-public information) generally means:

(a)

information relating to a change in the business, operations or capital of the Company that would reasonably be expected to have a significant effect on the market price or value of the securities of the Company (which includes any decision to implement such a change by the Board or by senior management who believe that confirmation of the decision by the Board is probable);

(b)	a fact that significantly affects, or would reasonably be expected to have a significant effect on, the market price or value of the securities of the Company; or

(c)	any information that would reasonably be expected to affect the decision of a reasonable investor to buy, sell or hold securities of the Company;

in each case, which has not been generally disclosed to the public. Inside Information is considered to be “generally disclosed” when it has been publicly disclosed in a manner calculated to effectively reach the marketplace and public investors have been given a reasonable amount of time to analyze the information. Disclosure of this information will most often occur by way of press release but may be disclosed by other means in accordance with the Company’s Corporate Disclosure Policy. Examples of information that may constitute Inside Information are set out in Schedule “A” attached hereto.

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If you have any doubt whether certain information is “Inside Information” you should not trade or communicate such information.

It is the responsibility of any Company Personnel contemplating a trade in securities of the Company (or any discussion concerning the Company or its securities) to determine prior to such trade (or discussion) whether they are aware of any information that constitutes Inside Information. It is not always clear what information constitutes Inside Information and may depend on each particular circumstance. If in doubt, the individual should consult with the Insider Trading Policy Administrator.

4.0 PROHIBITED AND RESTRICTED ACTIVITIES

4.1 Insider Trading

You must not engage in transactions in any securities, whether of the Company or of any other companies, while in possession of Inside Information regarding such company or securities, including engaging in transactions in any securities of companies with which the Company does business, or may do business.

Company Personnel with the knowledge of Inside Information must not trade in securities of the Company until:

(a)	the completion of one full trading day after the Inside Information is first publicly disclosed (e.g., by press release) in a manner calculated to effectively reach the marketplace; or

(b)

the Inside Information ceases to be material and Company Personnel are so advised by the Insider Trading Policy Administrator (e.g. a potential transaction that was the subject of the information is abandoned).

Notwithstanding (b) above, you may exercise stock options granted under the Company's stock option plan for cash, but the sale of any shares issued on the exercise of Company-granted stock options are subject to the foregoing prohibition. Notwithstanding item (c) above, regular purchases (or sales) in accordance with a previously approved automated trading plan are exempt from the foregoing prohibition; however, starting, stopping, or making changes to your Pre-Approved Trading Plan (defined below), is prohibited during any period of time you are in possession of Inside Information about the Company (and during certain other periods).

In addition, Company Personnel must not make any trades in securities of the Company during the Blackout Periods described in this Policy.

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4.2 Tipping and Recommending

You must not disclose Inside Information or other confidential information relating to the Company, its subsidiaries or other companies, when obtained in the course of service to the Company, to anyone, inside or outside of the Company (including family members), except on a strict need-to-know basis as is necessary in the course of the Company's business, compelled by law or otherwise in accordance with the Company’s Corporate Disclosure Policy and under circumstances that make it reasonable to believe that the information will not be misused or improperly disclosed by the recipient. You must treat all information concerning the Company, other than the Company’s previous public disclosures in its securities filings, in press releases or on its website, as confidential and proprietary to the Company. Any uncertainty concerning the disclosure of any such information to other persons in the course of the Company's business should be immediately brought to the attention of the Insider Trading Policy Administrator for resolution.

Company Personnel with knowledge of Inside Information shall not recommend or encourage any other person to trade in the securities of the Company (other than as required in the necessary course of business), regardless of whether the Inside Information is specifically communicated by Company Personnel to such person. If any Company Personnel has any doubt with respect to whether any information is Inside Information or whether disclosure of Inside Information, or recommending or encouraging trading in Company securities, is in the necessary course of business, the individual is required to contact the Insider Trading Policy Administrator.

Both the person who provides the information and the person who receives the information are liable under securities laws if the person who receives the information trades in securities based on the provided non-public information. Discussing Inside Information within the hearing of, or leaving it exposed to, any person who has no need to know is to be avoided at all times.

4.3 Trading During Blackouts

You must not, directly or indirectly, trade in securities of the Company during any Blackout Period (as described below), subject to the pre-clearance exemption described in Section 5.0 below.

4.4 Hedging Transactions

You must not engage in hedging transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an employee to lock in much of the value of his or her shareholdings, often in exchange for all or part of the potential for upside appreciation in the shares. These transactions allow you to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, you may no longer have the same objectives as the Company's other shareholders. Therefore, you are prohibited by this Policy from engaging in any such hedging transactions.

4.5 Margin Accounts and Pledges

You must not hold securities of the Company in a margin account or pledge Company securities as collateral. Securities held in a margin account may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of Inside Information or otherwise is not permitted to trade in Company securities, you are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

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4.6 Securities of Other Companies

In the course of the Company’s business, Company Personnel may obtain information about another publicly-traded issuer that has not been generally disclosed by that other issuer to the public, including such an issuer in respect of which the Company is considering or evaluating whether, or proposing, to (a) engage in a material business transaction, (b) make a take-over bid, (c) become a party to a reorganization, amalgamation, merger, arrangement or similar business combination or (d) acquire a substantial portion of the property. The restrictions set out in this Policy apply to all Company Personnel with respect to trading in the securities of another issuer while in possession of such information, communicating such information to any person, and recommending or encouraging any person to trade in securities of such other publicly-traded issuer, whether such issuer’s securities are publicly-traded within Canada, the United States or otherwise.

5.0 BLACKOUT PERIODS

The Company reserves the right to restrict trading by directors, officers, employees and agents in securities of the Company. Such restriction is generally referred to as a "Blackout Period" and is in place when there is, or is potential for, a significant event pending or there is potentially Inside Information.

The "Blackout Period" is:

(a)

for quarterly financial results, the period beginning at the end of the trading day that is two (2) weeks prior to the end of the quarter and ending at the end of the first full trading day after the financial results are publicly disclosed. This Blackout Period applies to all Company Personnel;

(b)

for annual financial results, the period beginning at the end of the trading day that is two (2) weeks prior to the end of the fiscal year and ending at the end of the first full trading day after the annual financial results are publicly disclosed. This Blackout Period applies to all Company Personnel;

(c)

for news releases containing material information, other than financial results, the period beginning at the end of the trading day that is one (1) week prior to the date of such announcement (or, if later, the date such information first comes to the attention of the Company) and ending at the end of the first full trading day immediately following the date of the announcement. This Blackout Period applies to all directors and officers and other employees as determined by senior management; or

(d)

any other time and for any length of time as deemed necessary by the Company Personnel responsible for public disclosure under the Company's Corporate Disclosure Policy. In such circumstances, the Insider Trading Policy Administrator will issue a notice instructing the affected individuals not to trade in securities of the Company until further notice. This notice will contain a reminder that the fact that there is a restriction on trading may itself constitute Inside Information or information that may lead to rumours and must be kept confidential.

Where Company Personnel wishes to trade during the periods referenced in (a) or (b), above, he or she must seek the prior approval of the Board. If the Board is satisfied, in its sole discretion, that such trade would not constitute a trade while in possession of Inside Information (if, e.g., the financial information not yet disclosed is limited to previously disclosed ordinary course expenses), then the Board may grant an exemption in respect of such trade.

All efforts will be made to advise of Blackout Periods as soon as possible; however, it is your responsibility to ensure that you are not in violation of the prohibition against trading during a Blackout Period by pre-clearing transactions with the Insider Trading Policy Administrator in accordance with this Policy. If the Company Personnel seeking such pre-clearance is the Insider Trading Policy Administrator, then such pre-clearance shall be sought from the Chairman of the Board.

Notwithstanding the above, Company Personnel are never permitted to trade with knowledge of any Inside Information, regardless of whether or not there is a Blackout Period in effect.

5.1 NO STANDING ORDERS OR DISCRETIONARY AUTHORITY

In order to avoid inadvertent conflict with this Policy and contravention of applicable securities laws, Company Personnel should not place standing orders (e.g., "limit" orders) with a broker to trade in Company securities, unless such instructions are made in compliance with securities laws and guidance concerning automatic trading plans and the applicable Company Personnel has informed the Company of any such automatic trading plan prior to its implementation. Standing orders leave Company Personnel without any control over the timing of the transaction, which could be executed by the broker when the Company Personnel is aware of Inside Information. Similarly, Company Personnel are also cautioned not to provide others (such as brokers) with discretion to make purchases or dispositions of Company securities on behalf of Company Personnel, as for securities law purposes such trades are considered to be those of the Company Personnel.

6.0 PRE-APPROVED TRADING PLANS

Notwithstanding any of the prohibitions contained in this Policy, Company Personnel may trade in Company securities at any time pursuant to a trading plan (e.g., an automatic securities purchase plan) that has been properly adopted and is properly administered in accordance with National Instrument 55-104 - Insider Reporting Requirements and Exemptions (a "Pre-Approved Trading Plans"). All adopted Pre-Approved Trading Plans must comply with all applicable policies established by the Company, in addition to complying with securities laws.

The rules applicable to Pre-Approved Trading Plans are complex and technical in nature, so you should not employ a Pre-Approved Trading Plan without obtaining advice from independent legal counsel. A Pre-Approved Trading Plan may not be adopted at any time when you are aware of Inside Information or are subject to a Blackout Period (or during certain other periods).

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The Company reserves the right to consider and determine whether public announcement of a Pre- Approved Trading Plan should be made.

7.0 INSIDER REPORTING OBLIGATIONS

The directors, certain officers and certain other employees of the Company and its subsidiaries are "Reporting Insiders" under applicable securities laws. Reporting Insiders are required to file reports (generally within five calendar days) of any direct or indirect beneficial ownership of, or control or direction over, securities of the Company and of any change in such ownership, control or direction with Canadian securities regulatory authorities pursuant to the electronic filing system known as SEDI. Additional reports may be required by other applicable governmental or regulatory authorities or Exchanges. In addition, Reporting Insiders must also file reports in respect of interest in, or right or obligation associated with, a related financial instrument (i.e., a derivative) involving a security of the Company, as well as any monetization transaction, secured loan with recourse limited to securities of the Company, or similar arrangement, trade or transaction that changes the Reporting Insider’s economic exposure to or interest in securities of the Company, which may not necessarily involve a purchase or sale.

The Company will assist any Reporting Insider in the preparation and filing of insider reports upon a timely request, however, you are personally responsible (and not the Company or its advisors) for compliance with reporting requirements under applicable securities laws. Reporting Insiders are required to provide the Insider Trading Policy Administrator with a copy of any insider report completed by the Reporting Insider concurrent with or in advance of its filing.

A person that is uncertain as to whether they are a Reporting Insider of the Company or whether they may be eligible to be exempted from these requirements should contact the Insider Trading Policy Administrator. Reporting Insiders who are exempted from these requirements remain subject to all of the other provisions of applicable securities law and this Policy.

8.0 COMPLIANCE

Your actions with respect to matters governed by this Policy are significant indications of your judgment, ethics, and competence. Any actions in violation of this Policy may be grounds for disciplinary action, up to and including immediate dismissal, as well as exposure to civil and criminal liability.

9.0 REVIEW OF POLICY

This Policy shall be reviewed periodically by the Company's Compensation, Nominating, and Governance Committee to determine whether the Policy is effective. Any amendments to this Policy shall be subject to approval by the Board.

10.0 QUERIES

If you have any questions about how this Policy should be followed in a particular case, please contact the Insider Trading Policy Administrator.

11.0 APPROVAL

Adopted by the Board as of March 30, 2023

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SCHEDULE “A”

Common Examples of Potential Inside Information

The following examples are not exhaustive.

-	the success or failure of any preclinical clinical study or trial for any product candidate

-	any material adverse patient health event involving a product candidate

-	any event questioning the safety or effectiveness of any product candidate

-	the success or failure of a product candidate in meeting any regulatory milestone

-	any failure to obtain desired payment coverage for any product candidate

-	any material contract or agreement

-	proposed major reorganizations, amalgamations, or mergers

-	proposed significant public or private sale of additional securities

-	planned significant repurchases or redemptions of securities

-	planned stock splits or offerings of warrants or rights to buy shares

-	proposed share consolidation, share exchange, or stock dividend

-	proposed significant acquisitions or dispositions of assets or subsidiaries

-	proposed significant acquisitions of other companies

-	bankruptcy or receivership

-	changes to executive management or control of the company

-	commencement of, or developments in, material legal proceedings or regulatory matters

-	proposed listing or de-listing of company securities on a quotation system or exchange

-	pending change in the company’s auditors

-	results of the submission of matters to a vote of securityholders

-	borrowing or lending of a significant amount of money outside the ordinary course of business

-	defaults under material obligations, agreements to restructure debt, or planned enforcement procedures by a bank or any other creditors

-	significant new credit arrangements

-	a major cybersecurity incident

-	any other development that significantly affects or is reasonably expected to significantly affect the company’s financial condition, financial performance, cash flows or objectives

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